Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Mingteng International Corporation Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.001 per share(1)	457(o)	1,000,000	$5.00	$5,000,000	$0.00011020	$551.00
Fees to Be Paid	Equity	Underwriters’ Warrants(2)	other	—	—	—	—	—
Fees to Be Paid	Equity	Ordinary Shares, par value $0.00001 per share underlying Underwriters’ Warrants(2)	457(o)	50,000	$6.00	$300,000	$0.00011020	$33.06
Fees Previously Paid	Equity		—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$5,300,000	$0.00011020	$584.06
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$584.06

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the ordinary shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	The Registrant will issue to the underwriters warrants to purchase a number of ordinary shares equal to an aggregate of 5% of the ordinary shares sold in the offering (the “Underwriters’ Warrants”). The exercise price of the Underwriters’ Warrants is equal to 120% of the offering price of the ordinary shares offered hereby. The Underwriters’ Warrants are exercisable at any time, and from time to time, in whole or in part, during the period commencing 180 days from the commencement date of sales in the offering and ending five (5) years from the commencement date of sales in the offering. See “Underwriting” beginning on page 147.